Exhibit 99.1

FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2007 THIRD QUARTER RESULTS

RACINE, WISCONSIN, July 26, 2007……Johnson Outdoors Inc. (JOUT:NASDAQ), a leading global outdoor recreation company, today announced increased sales and earnings for the third quarter ended June 29, 2007.  Total Company net sales were $150.6 million, an increase of 11% compared with $135.5 million in the prior year quarter.  Net earnings were $8.3 million or $0.89 per diluted share compared to $6.6 million or $0.72 per diluted share in the prior year quarter.

THIRD QUARTER RESULTS
Third quarter sales are historically the highest of the year, reflecting consumer demand during the key retail selling period of the Company’s seasonal outdoor recreational products.  Significant gains in the Marine Electronics, Diving and Watercraft divisions more than offset an anticipated slow down in military sales.  Excluding military sales in both the current and the prior year third quarter, total Company net sales would have increased $16.7 million, or 13%. Key changes included:
▪	Marine Electronics sales grew 23% driven by strong response to new products in the Minn Kota® and Humminbird® brands.
▪
Diving sales jumped 14% ahead of last year’s third quarter due to improved performance by the SCUBAPRO® brand in Europe; the successful European launch of a new UWATEC® dive computer; and, the acquisition of the Seemann Sub™ brand, announced on April 2, 2007, which added $2.3 million in sales this quarter.

▪	Watercraft’s positive momentum continued as revenues grew 5% behind favorable marketplace response to new products in the Company’s paddle sport brands and growth in key international markets.
▪	Outdoor Equipment revenues were 16% behind last year. A 22% reduction in military sales and one-time specialty sales during the prior year quarter drove the unfavorable year-over-year comparison.

Total Company operating profit in the current quarter increased 6% to $14.7 million compared with $13.9 million in the prior year quarter.  Operating profit during the period was impacted by the following factors:

▪	Significant growth in Marine Electronics and Diving sales due to successful new product introductions.
▪
Increased sales in Watercraft, which could not offset a one-time charge of $4.4 million, announced on July 10, 2007, that resolved a long-standing intellectual property dispute.  As reported in the Company’s Form-10K report, the Company is subject to various legal actions and proceedings, and is insured against loss for certain of these matters.  The Company has made a claim for this matter, and at this time does not expect resolution in Fiscal 2007.

▪	Lower expenses in Outdoor Equipment versus the prior year quarter which included $1.2 million in flood-related charges.
▪	Decreased corporate expense due to a decline in spending.

Net income of $8.3 million, or $0.89 per diluted share, in the current quarter compared favorably to net income of $6.6 million, or $0.72 per diluted share, in the prior year quarter.

“Market-winning innovation and strategic acquisitions continue to drive revenue growth that outpaces the industry.  Investments to grow our brands and strengthen operations are dropping to the bottom line, with supply chain optimization and enhanced resource planning initiatives underway to help further improve efficiency and profitability. Unfavorable year-to-date comparisons are due largely to one-time charges and costs this year which will not negatively impact earnings going forward,” observed Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors Inc. “We are excited and confident in the future of Johnson Outdoors, and committed to sustainable profitable growth to enhance long-term value for our shareholders.  For the first time, we are in a position to return a portion of earnings to shareholders in the form of a dividend without compromising our ability to pursue acquisitions and organic growth opportunities consistent with our strategic plan.  Our performance this year demonstrates we have the capability and capacity to expand our leadership in the outdoor recreational marketplace and achieve our target of half a billion dollars in sales over the next few years.”

YEAR-TO-DATE RESULTS
Total Company net sales for the first nine months of fiscal 2007 were $344.4 million, a 9% increase over $315.5 million during the same period last year.  Excluding military sales in the current and prior nine-month period, total Company net sales would have increased 12%. Key drivers in the nine-month period were:
▪	Successful new product introductions for Minn Kota®, Humminbird® and Cannon® brands.
▪	Strong demand behind new product launches and international market expansion in the Company’s paddle sport brands.
▪	Improved performance in European Diving operations due to growth in SCUBAPRO® and the acquisition of the Seemann Sub™ brand.
▪	The anticipated slow down in military sales.

Total Company operating profit was $16.1 million during the current nine-month period compared to $21.4 million during the prior year-to-date period.  Key factors impacting the year-to-date unfavorable comparison were:
▪	The expected decline in military sales, primarily accounting for lower Outdoor Equipment profits versus the same period last year.
▪	Sales growth in Marine Electronics which was partially offset by lower margins due to increased labor costs to meet continued high demand for new products.
▪	A one-time $4.4 million settlement payment in Watercraft, partly offset by increased paddle sport brand sales.
▪	Corporate investments of $1.8 million in strategic future growth initiatives during the second quarter.

Net income year-to-date was $7.7 million, or $0.84 per diluted share, versus net income of $9.6 million, or $1.05 per diluted share, in the prior year nine-month period.

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 27% at the end of the fiscal third quarter versus 26% at June 30, 2006 as a result of short-term borrowings to meet higher working capital needs.  Debt, net of cash and short-term investments, increased to $36.4 million at the end of this quarter versus $20.2 million at the end of the prior year quarter.  Depreciation and amortization was $7.1 million in the current nine-months versus $6.6 million in the previous year-to-date period. Capital spending totaled $8.3 million year-to-date, compared with $6.4 million in the prior year first nine months.  Gross margin percentage year-to-date was 40.5%, compared to 41.6% in the prior year period.

“Short-term debt is decreased versus the March quarter, but is higher than last year’s quarter, as we funded working capital growth in our Marine Electronics and Watercraft businesses.  We expect working capital levels to drop next quarter, yet remain higher than normal through the end of the year,” said David Johnson, Vice President and Chief Financial Officer.

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights, with new products representing more than a third of total Company year-to-date net sales.  Strong new product growth continues to bolster the Company’s already robust existing brands, and differentiate the Company in the industry.  Included among the new product innovations from Watercraft for 2008 are:

▪
The OCEAN KAYAK™ PROWLER™ TRIDENT™ is the Company’s newest entry into the rapidly growing fishing kayak segment which has doubled in size each of the past five years.  Designed expressly for the serious kayak angler, the new Prowler™ Trident™ includes unique features such as: the couch-like Comfort Plus™ seat back; the first-ever Sonar Shield™ to reduce glare on fishfinder screens; and, an extra-large capacity bow hatch outfitted with the easy-to-open Cross Lock™ strap system.

▪
The NECKY® MANITOU™ 13 & 14 ULTRALITES™ combine the stability and comfort of recreational boats with the feel and glide of performance touring kayaks.  Weighing in at less than 40 pounds, the new Ultralites™ are as easy to handle off the water as they are on, and boast a composite seat pan with comfortable foam cover, supportive back band and adjustable foot pedals.

▪
The NECKY® ELIZA™ ULTRALITE™, designed by women for women to bring performance, style and grace to the touring kayak category for the female paddler.  The ergonomically designed ELIZA™ cockpit is wider to account for a woman’s center of gravity and shorter in length, with a shallow V-shaped hull that is reactive and edgy, while providing an excellent balance between tracking and maneuverability on the water.  A unique, continuous cored construction allows for a stiffer, lighter hull which translates into enhanced durability and superior efficiency and responsiveness on the water.

CONFERENCE CALL AND WEBCAST
The Company will host a conference call and audio web cast on Thursday, July 26, 2007 at 11:00 a.m. Eastern Time.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay will also be available on Johnson Outdoors’ home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 60073362.  The replay will be available through August 2, 2007 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky®  kayaks; Lendal™ paddles; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird® and Fishin’ Buddy® fishfinders; SCUBAPRO®, UWATEC® and Seemann Sub™ dive equipment; Silva® compasses and digital instruments; and Eureka!® tents.  The Company has 23 locations around the world and employs 1,300 people.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan,  including its focus on innovation; actions of and disputes with companies that compete with the Company, including those related to intellectual property matters; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		NINE MONTHS ENDED
	June 29 2007	June 30 2006	June 29 2007	June 30 2006
Net sales	$150,570	$135,540	$344,394	$315,476
Cost of sales	86,708	78,133	204,966	184,300
Gross profit	63,862	57,407	139,428	131,176
Operating expenses	49,185	43,495	123,320	109,807
Operating profit	14,677	13,912	16,108	21,369
Interest expense, net	1,466	1,455	3,663	3,575
Other (income) expense, net	(528)	167	(658)	458
Income before income taxes	13,739	12,290	13,103	17,336
Income tax expense	5,471	5,727	5,354	7,694
Net income	$8,268	$6,563	$7,749	$9,642
Basic earnings per common share	$0.91	$0.73	$0.86	$1.07
Diluted earnings per common share	$0.89	$0.72	$0.84	$1.05
Diluted average common shares outstanding	9,262	9,151	9,239	9,151
Segment Results
Net sales:
Marine electronics	$71,006	$57,585	$165,010	$139,132
Outdoor equipment	17,220	20,430	46,494	53,467
Watercraft	37,146	35,533	71,616	68,061
Diving	25,461	22,265	61,910	55,203
Other/eliminations	(263)	(273)	(636)	(387)
Total	$150,570	$135,540	$344,394	$315,476
Operating profit (loss):
Marine electronics	$12,551	$9,852	$21,559	$20,713
Outdoor equipment	2,806	2,476	5,681	7,094
Watercraft	(1,199)	3,047	(4,093)	(584)
Diving	3,014	2,143	3,769	3,178
Other/eliminations	(2,495)	(3,606)	(10,808)	(9,032)
Total	$14,677	$13,912	$16,108	$21,369
Balance Sheet Information (End of Period)
Cash and short-term investments			$35,426	$43,629
Accounts receivable, net			107,851	94,770
Inventories, net			85,097	65,388
Total current assets			245,687	220,439
Total assets			356,197	325,390
Short-term debt			61,843	43,001
Total current liabilities			143,333	115,036
Long-term debt			10,006	20,806
Shareholders’ equity			193,777	181,525